Exhibit 10.8

THE GLIMPSE GROUP, INC.

MASTER ACQUISITION AGREEMENT

THIS MASTER ACQUISITION AGREEMENT (this “Agreement”), dated as of April 1, 2018 (the “Effective Date”), is among THE GLIMPSE GROUP, INC., a Nevada corporation (the “Buyer”), Early Adopter, LLC a Nevada limited liability company and a direct, wholly owned subsidiary of Buyer (“Designated Subsidiary”), Early Adopter, a Kansas limited liability company (the “Seller”), and Jay Van Buren, Lynn Van Buren, Marjorie Van Buren, Valerie Eakes-Kann, Joe Unander, and Christopher Gaughan (collectively the “Owners” and each an “Owner”).

RECITALS

WHEREAS, prior to the Effective Date, the Seller has developed certain augmented reality and web design technologies, intellectual property and customer relationships; the Seller has significant web design, information technology (IT) and Augmented Reality (AR) capabilities and experience; in addition to its traditional web design and IT business, it has developed AR products and technologies (including but not limited to, the ChronoQuest AR application), which relate to the Designated Subsidiary’s actual and proposed business of offering of AR software, services and solutions, primarily targeting the Education segment (the “Business”); and

WHEREAS, Owners are the owners of 100% of the Seller; and

WHEREAS, the Buyer through its Designated Subsidiary desires to acquire from the Seller, and the Seller and Owners desire to sell, transfer and assign its technology, intellectual property, customer relationships and other related assets to the Designated Subsidiary in exchange for the consideration as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Certain Definitions. As used herein, the following capitalized terms will have the meanings set forth below:

(a)	“Assigned Assets” refers to the Technology, all Derivatives, all Intellectual Property Rights, all Embodiments and Business Assets, collectively.

(b)	“Business Assets” means all business and marketing plans, worldwide marketing rights, software, websites, customer and supplier lists, price lists, mailing lists, customer and supplier records and other confidential or proprietary information relating to the Technology, as well as all computers, office equipment and other tangible personal property owned (i.e., not leased) by the Seller immediately prior to the execution and delivery of this Agreement as detailed in Appendix I.

(c)	“Derivative” means: (i) any derivative work of the Technology (as defined in Section 101 of the US, Copyright Act); (ii) all improvements, modifications, alterations, adaptations, enhancements and new versions of the Technology (the “Technology Derivatives”); and (iii) all technology, inventions, products or other items that, directly or indirectly, incorporate, or are derived from, any part of the Technology or any Technology Derivative.

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(d)	“Embodiment” means all documentation, drafts, papers, designs, schematics, diagrams, models, prototypes, source and object code (in any form or format and for all hardware and software platforms), computer-stored data, diskettes, manuscripts and other items describing all or any part of the Technology, any Derivative, any Intellectual Property Rights or any information related thereto or in which all of any part of the Technology, any Derivative, any Intellectual Property Right or such information is set forth, embodied, recorded or stored.

(e)	“Intellectual Property Rights” means, collectively, all worldwide patents, patent applications, patent rights, copyrights, copyright registrations, common law rights, moral rights, trade names, trademarks, service marks, domain names and registrations and/or applications for all of the foregoing, trade secrets, know-how, mask work rights, rights in trade dress and packaging, goodwill and all other intellectual property rights and proprietary rights relating in any way to the Technology, any Derivative or any Embodiment, whether arising under the laws of the United States of America or the laws of any other state, country or jurisdiction. As detailed in Exhibit A of this Agreement.

(f)	“Technology” means all inventions, technology, algorithms, ideas, concepts, processes, business plans, documentation, financial projections, models and any other items, authored, conceived, invented, developed or designed by the Seller relating to the technology described in detail on Exhibit A hereto or Business of the Designated Subsidiary that is not otherwise owned by the Designated Subsidiary.

2.	Acquisition.

(a)	At the Closing (as defined below), the Seller shall sell, transfer, assign and convey, to the Designated Subsidiary, and its successors and assigns, the Seller’s entire right, title and interest in and to the Assigned Assets and all rights of action, power and benefit belonging to or accruing from the Assigned Assets including the right to undertake proceedings to recover past and future damages and claim all other relief in respect of any acts of infringement thereof whether such acts shall have been committed before or after the date of this assignment, the same to be held and enjoyed by said Designated Subsidiary, for its own use and benefit and the use and benefit of its successors, legal representatives and assigns, as fully and entirely as the same would have been held and enjoyed by the Seller, had this assignment not been made, pursuant to the Bill of Sale in the form as attached hereto as Exhibit B (the “Bill of Sale”).

(b)	In exchange for the Assigned Assets, at the Closing, Buyer shall pay to Seller the following (the “Purchase Price”):

(i)	Initial Issuance: Seller shall be issued $40,000 in Buyer’s Common Stock (12,308 shares). The Buyer shall issue the shares directly to the underlying Owners, on a pro-rata basis, as detailed in Appendix II.

(ii)	2018 Performance Issuance: The Seller shall be entitled to be issued Buyer Common Shares based on the following formula:

●	[1/3 X 2018 Designated Subsidiary Revenues] / 3.25 – [12,308 Common Shares previously issued]

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These shares will be issued by January 15, 2019, subject to Jay Van Buren being the General Manager of the Designated Subsidiary (or otherwise employed or contracted with the Buyer) on January 1, 2019. In the event that Jay Van Buren dies or his engagement with the Buyer terminated by the Buyer without Cause (as defined in the applicable Employment Agreement or Consulting Agreement), then remaining Owners shall continue to be eligible for 2018 Performance Issuance for as long as the Designated Subsidiary continues to operate as a going concern of the Company.

(iii)	2019 Performance Issuance: The Seller shall be entitled to be issued Buyer Common Shares based on the following formula:

●	[1/3 X 2019 Designated Subsidiary Revenues] / 3.25

These shares will be issued by January 15, 2020, subject to Jay Van Buren being the General Manager of the Designated Subsidiary (or otherwise employed or contracted with the Buyer) on January 1, 2020. In the event that Jay Van Buren dies or his engagement with the Buyer terminated by the Buyer without Cause (as defined in the applicable Employment Agreement or Consulting Agreement), then remaining Owners shall continue to be eligible for 2019 Performance Issuance for as long as the Designated Subsidiary continues to operate as a going concern of the Company.

(iv)	2020 Performance Issuance: The Seller shall be entitled to be issued Buyer Common Shares based on the following formula:

●	[1/3 X 2020 Designated Subsidiary Revenues] / 3.25

These shares will be issued by January 15, 2021, subject to Jay Van Buren being the General Manager of the Designated Subsidiary (or otherwise employed or contracted with the Buyer) on January 1, 2021. In the event that Jay Van Buren or his engagement with the Buyer terminated by the Buyer without Cause (as defined in the applicable Employment Agreement or Consulting Agreement), then remaining Owners shall continue to be eligible for 2020 Performance Issuance for as long as the Designated Subsidiary continues to operate as a going concern of the Company.

(v)	Issuances from Items 2 (b) (i-iv) shall not exceed $1,000,000 in aggregate market value.

●	If the $1,000,000 aggregate threshold is achieved, then the Owners shall receive an additional onetime Buyer Common Stock grant that will equal: [50% of 2020 Designated Subsidiary Profits/the Buyer Stock Price as of 1/1/2021].

●	Profits will be based on amounts invoiced to clients’ minus expenses incurred as part of the invoiced work. Expenses will include approved expenses, contract workers and costs of any full-time employees.

(vi)	In addition, pursuant to the terms and conditions herein, in return for the covenants and agreements of Owners herein, provided that the Closing occurs, the Owners shall be entitled to receive the payments as set forth in Section 12.

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(c)	The Seller and Owners hereby appoint the Designated Subsidiary the attorney-in-fact of the Seller and Owners, with full power of substitution on behalf of the Seller and Owners to demand and receive any of the Assigned Assets and to give receipts and releases for the same, to institute and prosecute in the name of the Seller and Owners, but for the benefit of the Designated Subsidiary, any legal or equitable proceedings the Designated Subsidiary deems proper in order to enforce any rights in the Assigned Assets and to defend or compromise any legal or equitable proceedings relating to the Assigned Assets as the Designated Subsidiary shall deem advisable. The Seller and Owners hereby declare that the appointment made and powers granted hereby are coupled with an interest and shall be irrevocable by the Seller or Owners.

(d)	The Seller and Owners hereby agree that the Seller and the Owners and their respective successors and assigns will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered such further acts, documents, or instruments confirming the conveyance of any of the Assigned Assets to the Designated Subsidiary as the Designated Subsidiary shall reasonably deem necessary, provided that the Designated Subsidiary shall provide all necessary documentation to the Seller or and Owners, as applicable.

3.	Closing: Deliveries.

(a)	Subject to the satisfaction or waiver of the conditions herein, closing of the transactions contemplated herein (the “Closing”) shall be held on or before April 1, 2018 or at such time, date or place as the Seller and the Buyer may mutually agree in writing (the date of such Closing, the “Closing Date”).

(b)	At the Closing:

(i)	The Owners shall deliver to the Buyer a duly executed copy of each agreements, in the form as attached hereto as Exhibit C, of (i) a consulting agreement with Jay Van Buren (the “Van Buren Consulting Agreement”), (ii) an employment agreement between Buyer and Chris Gaughan (the “Gaughan Employment Agreement”), (iii) an Employment Agreement between Buyer and Joe Unander (the “Unander Employment Agreement”), and (iv) an Employment Agreement between Buyer and Valerie Eakes-Kann (the “Eakes-Kann Employment Agreement”),

(ii)	The Owners shall deliver to the Buyer a duly executed copy of each agreements, in the form as attached hereto as Exhibit D, of (i) an Option Agreement in the form as attached hereto as Exhibit D (the “Option Agreement”) between the Buyer and Van Buren (the Van Buren “Option Agreement”), (ii) an Option Agreement between Buyer and Gaughan (the “Gaughan Option Agreement”), (iii) an Option Agreement between Buyer and Unander (the “Unander Option Agreement”), and (iv) an Option Agreement between Buyer and Eakes-Kann (the “Eakes-Kann Option Agreement”).

(iii)	The Buyer shall deliver to the Owners duly executed copies of each of documents listed in this Section 3(a) and 3(b).

(iv)	The Seller and Owners shall deliver to Designated Subsidiary a duly executed copy of the Bill of Sale, in the form as attached hereto as Exhibit D.

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(c)	By April 30, 2018 (the “Termination Date”):

(i)	The Seller shall provide the Designated Subsidiary with written confirmation from Sarah Perry-Stout stating her agreement to continue her hourly relationship with the Designated Subsidiary and at her existing economic terms.

(ii)	The Seller shall assign and transfer all existing customer relationships and contracts to the Designated Subsidiary and receive written confirmation of the assignment and transfer from any such customer.

(iii)	The Seller shall assign and transfer its relationship and any contracts it may have with Hamilton Buhl to the Designated Subsidiary and receive written confirmation of such assignment and transfer from Hamilton Buhl.

(iv)	The Seller shall transfer its ownership in Membit stock options to the Designated Subsidiary.

(v)	Buyer shall receive Board of Directors approval for the transaction.

(vi)	Buyer shall formally establish Early Adopter, LLC a Nevada limited liability company

(vii)	Buyer shall issue the Purchase Price to Seller.

4.	Representations and Warranties.

(a)	Representations and Warranties of Seller and Owners. As an inducement to, and to obtain the reliance of the Buyer and the Designated Subsidiary, the Seller and the Owners, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date, as follows:

(i)	Assigned Assets. The Seller is the owner, inventor and/or author of, and can grant exclusive right, title and interest in and to, each of the Assigned Assets transferred by the Seller hereunder and that none of the Assigned Assets are subject to any dispute, claim, prior license or other agreement, assignment, lien, encumbrance or rights of any third party, or any other rights that might interfere with the Designated Subsidiary’s use, or exercise of ownership of, any of the Assigned Assets. The Seller and Owners further represent and warrant to the Buyer and the Designated Subsidiary that the Assigned Assets are free of any claim of any prior employer or third party client of the Seller or any Owner or any school, university or other institution any Owner attended, if any, and that neither Seller nor any Owner is aware of any claims by any third party to any rights of any kind in or to any of the Assigned Assets. The Seller and the Owners each agree to immediately notify the Buyer and Designated Subsidiary upon becoming aware of any such claims.

(ii)	Authorization; Enforcement: Validity. Each of the Seller and each Owner have full power and authority to enter into this Agreement, and each of the other agreements entered into by the parties on the Closing Date and attached hereto as exhibits to this Agreement (collectively, the “Transaction Documents”), the execution and delivery of this Agreement has been duly authorized, if applicable, and this Agreement constitutes a valid and legally binding obligation of the Seller and the Owners, as applicable. This Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Seller and the Owner(s), as applicable, and this Agreement constitutes, and each other Transaction Document upon its execution by Seller and Owner(s), as applicable, shall constitute the valid and binding obligations of Seller and Owner(s), as applicable, enforceable against Seller and Owners in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

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(iii)	Ownership. Owners holds of record, own beneficially and have good title to the 100% of the Equity Interests (as defined below) of Seller free and clear of Liens (as defined below), claims, demands and restrictions on transfer or voting (other than any restrictions under the Securities Act of 1933 as amended, and applicable state securities laws). No Owner is a party to any option, warrant, purchase right, or other contract or commitment that limits any Owner’s ownership or authority of any of the Equity Interests of Seller, and is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any Equity Interests of the Seller. “Equity Interests” means (i) with respect to a corporation, any and all shares, interests, participations in or other equivalents (however designated) of capital stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, and (ii) with respect to a partnership, limited liability company or similar entity, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such entity. “Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

(b)	Representations and Warranties of Buyer and Designated Subsidiary. As an inducement to, and to obtain the reliance of the Seller and Owners, except as set forth in the Buyer Schedules (as hereinafter defined), the Buyer and Designated Subsidiary represent and warrant, as of the date hereof and as of the Closing Date, as follows:

(i)	Organization and Qualification. The Buyer and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Buyer, directly or indirectly, owns 50% or more of the voting stock or capital stock or other similar equity interests), including Designated Subsidiary, are companies duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted. Each of the Buyer and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on any of: (i) the business, properties, assets, operations, results of operations or financial condition of the Buyer and its Subsidiaries, taken as a whole, or (ii) the authority or ability of the Buyer to perform its obligations under the Transaction Documents.

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(ii)	Authorization; Enforcement: Validity. (i) Each of the Buyer and the Designated Subsidiary has the requisite corporate power and authority to enter into and perform their obligations under the Transaction Documents, (ii) the execution and delivery of the Transaction Documents by each of the Buyer and the Designated Subsidiary and the consummation by them of the transactions contemplated hereby and thereby, has been duly authorized by the Buyer’s Board of Directors and the Designated Subsidiary’s governing body do not conflict with the Buyer’s Articles of Incorporation or Bylaws or Designated Subsidiary’s organizational documents, and do not require further consent, approval or authorization by the Buyer, its Board of Directors or its shareholders or Designated Subsidiary’s governing body, (iii) this Agreement has been, and each other Transaction Document shall be on the Closing Date, duly executed and delivered by the Buyer and Designated Subsidiary and (iv) this Agreement constitutes, and each other Transaction Document upon its execution on behalf of the Buyer and Designated Subsidiary, shall constitute, the valid and binding obligations of the Buyer and Designated Subsidiary enforceable against the Buyer and Designated Subsidiary in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

5.	Covenants.

(a)	Due Diligence Investigation. Prior to the Closing, the Seller and Owners shall afford to the Buyer and Designated Subsidiary and their authorized representatives and officers full access to the Assigned Assets in order that Buyer and Designated Subsidiary may have a full opportunity to make such reasonable investigation as it shall desire to make of the to be Assigned Assets, and the Seller and Owners will furnish Buyer and Designated Subsidiary with such additional data and other information as to the to be Assigned Assets as the Buyer shall from time to time reasonably request. As such, subject to applicable law, the Seller and Owners shall allow Buyer and Designated Subsidiary and their auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the to be Assigned Assets for purposes of conducting due diligence. The Buyer and Designated Subsidiary shall be responsible for any of its due diligence costs incurred in conjunction with the proposed due diligence under this Section 5(a).

(b)	Further Assurances. Seller and Owners each agree that from time to time, whether before, at or after the Closing, Seller and Owners will take such other action as reasonably necessary to: (i) furnish, upon request to Buyer such information as Buyer may reasonably request; (ii) execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; (iii) effectuate the assignment of the Assigned Assets by the Seller to the Buyer; and (iv) perform any other acts deemed necessary to carry out the intent of this Agreement.

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(c)	Non-Compete.

(i)	Providing that the Closing occurs, then as of the Closing date and for a period of three (3) years thereafter (such applicable period, the “Non-Competition Period”), then Jay Van Buren and Valerie Eakes-Kann shall not, either directly or indirectly, for their self or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

●	Employ, solicit or recruit to leave the Buyer’s employ any employee, agent, or contract worker of the Buyer with whom Owner had any contact during the course of Employee’s employment with the Company; or

●	Engage in or otherwise carry on, directly or indirectly (either as principal, agent, employee, contractor or employer) in any Competitive Business.

(ii)	For purposes of this Agreement, “Competitive Business” shall mean: any activities in which, at the time of the cessation of Owner’s employment or consulting engagement, the Buyer or any of its subsidiaries, are: i) engaged in or ii) are developing plans to be engaged in or (iii) entities that are a customer, vendor, partner or beta-site of the Buyer. Notwithstanding, Membit, a social media related AR company managed by Jay Van Buren, “It’s coming”, an AR game and “Tip Jar/ Nuns v. Sandwitches” a mobile consumer game, shall not be considered a Competitive Business.

(iii)	References to the “Business of the Buyer” shall mean the actual or expected business of the Buyer during the Non-Competition Period.

(iv)	The “geographic area” applicable to this Section 5(c) is worldwide. Jay Van Buren and Valerie Eakes-Kann agree that, due to the multi-jurisdictional nature of the businesses of the Buyer or any of its subsidiaries, a covenant not to compete encompassing this geographic area is reasonable in scope and necessary for the protection of the Buyer’s business and affairs.

(v)	Except as otherwise set forth herein, all of the covenants in this Section 5(c) are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 5(c) relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(vi)	Jay Van Buren and Valerie Eakes-Kann have carefully read and considered the provisions of this Section 5(c) and, having done so, agree that the restrictive covenants in this Section 5(c) impose a fair and reasonable restraint on Seller and Owners and are reasonably required to protect the interests of the Buyer and its officers, directors, employees, and stockholders.

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(vii)	Notwithstanding the forgoing, in the event that Jay Van Buren and Valerie Eakes-Kann employment or engagement with the Buyer is terminated by the Buyer pursuant to the applicable Employment Agreement or Consulting Agreement (i.e., termination without cause), then (i) the “Non-Competition Period” shall be one (1) year from the date of termination of employment; and (ii) “Competitive Business” shall mean only the business of Designated Subsidiary at the time of termination.

6.	Conditions Precedent to Seller’s and Owners’ Obligations to Close.

(a)	The obligations of the Seller and Owners to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as the Seller or Owners may waive in writing:

(i)	Execution of Transaction Documents. This Agreement and all other agreements and documents required to be executed at the Closing shall have been duly executed by the Buyer and Designated Subsidiary.

(ii)	Compliance and Performance. The Buyer and Designated Subsidiary shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing, as detailed in Section 3(b) and 3(c).

(iii)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

(iv)	Approval by the Board of Directors of the Buyer. The Buyer’s board of directors shall have approved the transactions contemplated hereby.

7.	Conditions Precedent to Buyer’s and Designated Subsidiary’s Obligations to Close.

(a)	The obligations of Buyer and Designated Subsidiary to consummate the transactions contemplated herein shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as Buyer or Designated Subsidiary, where applicable, may waive in writing:

(i)	Satisfaction with Due Diligence. The Buyer and Designated Subsidiary shall have completed and be satisfied with, in Buyer’s sole discretion, its due diligence examination of all aspects of the Assigned Assets.

(v)	Execution of Transaction Documents. This Agreement and all other agreements and documents required to be executed at the Closing shall have been duly executed by the Seller and Owners, thereby completing the assignment of the Assigned Assets to the Designated Subsidiary and the delivery of all Closing items by the Seller, as detailed in Section 3(b) and 3(c).

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(ii)	Compliance and Performance. The Seller and Owners shall each have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing.

(iii)	Accuracy of Representations and Warranties. The representations and warranties of the Seller and Owners in this Agreement shall have been true and correct on the date hereof and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing. The Buyer shall be furnished with a certificate, signed by the Owners and a duly authorized executive officer of the Seller, and dated the Closing Date, to the foregoing effect.

(iv)	No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

8.	Termination.

(a)	This Agreement may be terminated by the Seller and Owners (acting together) if the conditions set forth in Section 6 have not been satisfied by the Termination Date, provided that such failure is not due to Seller’s or any Owner’s breach of this Agreement.

(b)	This Agreement may be terminated by Buyer if the conditions set forth in Section 7 have not been satisfied by the Termination Date, provided that such failure is not due to Buyer’s or Designated Subsidiary’s breach of this Agreement.

(i)	In case of termination of the Agreement by Buyer by the Termination Date, Seller and Owners agree to reimburse the Buyer in full for any cash expenditures Buyer had from the Closing Date to the Termination Date relating to the operations of the Designated Subsidiary (salaries, consulting fees, credit card payment, legal fees, etc.) and any equity issued to the Seller and Owners shall be returned to the Buyer or canceled.

9.	Confidentiality.

Each party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

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10.	Indemnification and Survival.

(a)	Indemnification. Each party hereto shall jointly and severally indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement. Liability shall not exceed the aggregate Purchase Price, as detailed in Section 2(b) and for a period of two years from the Effective Date.

(b)	Survival. All representations, warranties, covenants (including, but not limited to, non-solicitation and non-competition) and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations or as otherwise provided herein. Add 1 year cap.

11.	Post-Transaction Restrictions.

(a)	No-Conflict. The Seller and Owners each hereby represent and warrant to the Designated Subsidiary that neither of them is a party to any written or oral agreement with any third party that would restrict either of Seller’s or any Owner’s ability to enter into this Agreement or to perform the Seller’s or any Owner’s obligations hereunder and that the Seller and Owners will not, by entering into this Agreement breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

(b)	Ability to Earn Livelihood: Consideration. Owners expressly agree and acknowledge that the post-transaction restrictions contained in this Agreement and the respective Employment Agreements do not preclude any Owner from earning a livelihood, nor do they unreasonably impose limitations on such Owner’s ability to earn a living. Each Owner further agrees and acknowledges that the potential harm to the Buyer and to the Designated Subsidiary of the non-enforcement of these restrictions outweighs any harm to the applicable Owner of the enforcement of the restrictions by injunction or otherwise.

12.	Special Covenants Regarding Future Transactions Involving Designated Subsidiary.

Subject to the vesting provisions in Section 12(d), provided that the Closing occurs, Seller shall have the right to receive the payments set forth in Section 12(a), Section 12(b) and Section 12(c).

(a)	Sale of All or Part of Ownership or Assets in Designated Subsidiary. If, subsequent to the Closing, there is a sale of all or part of (i) the ownership of Designated Subsidiary (as a result of newly issued equity of the Designated Subsidiary or the sale by the Buyer of the equity of Designated Subsidiary held by Buyer), or (ii) the assets of Designated Subsidiary, resulting in cash, equity or other direct proceeds to the Buyer, then the Seller shall receive ten (10) percent of the net sale proceeds (net of specific transaction fees including brokerage commissions, legal fees, and other customary transactional fees related to the transaction) in kind. In other words, if the Buyer receives cash, stock, warrants, debt or combination of any or each, then the Seller will receive 10% of the same type of consideration received by the Buyer net of the fees described above. The Buyer shall be authorized to disperse the Seller proceeds directly to the underlying Owners, on a pro-rata basis, as detailed in Appendix II.

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(b)	Change of Control. If the Buyer’s ownership interest in the Designated Subsidiary is diluted below fifty percent (50%) of the outstanding equity of the Designated Subsidiary (“Change of Control”) as a result of one or a series of transactions resulting in investment proceeds into the Designated Subsidiary, then Seller shall receive 10% of the outstanding equity in the Designated Subsidiary immediately after the dilutive transaction(s) resulting in the Change of Control. The Buyer shall be authorized to disperse the Seller proceeds directly to the underlying Owners, on a pro-rata basis, as detailed in Appendix II.

(c)	Going Public Transaction. If a transaction is completed resulting in the Designated Subsidiary becoming a separate publicly traded entity (via initial public offering, spin-off, or reverse merger), then Seller shall receive 10% of the outstanding equity in the Designated Subsidiary immediately prior to the transaction on a fully diluted basis; provided, however, that such 10% shall be granted immediately before completion of a transaction for a qualified financing transaction defined as a firm commitment underwriting of $10,000,000 or more. The Buyer shall be authorized to disperse the Seller proceeds directly to the underlying Owners, on a pro-rata basis, as detailed in Appendix II.

(d)	Vesting. The rights of each Owner to receive the payments set forth in Section 12(a), Section 12(b) and Section 12(c) shall vest or be forfeited, as to each such Owner, as follows (but, for the avoidance of doubt, the making of any such payments shall remain subject to the conditions set forth in Section 12(a), Section 12(b) and Section 12(c) as applicable):

(i)	Each Owner shall vest in 33.33% payable to such Owner pursuant to Section 12(a), Section 12(b) or Section 12(c), whether paid in cash or shares of Common Stock, on the first anniversary of the Effective Date.

(ii)	Each Owner shall vest in the remaining 66.67% payable to such Owner pursuant to Section 12(a), Section 12(b) or Section 12(c), ratably each month of the twenty-four months following the first anniversary of the Closing Date, such that each applicable Owner is fully vested in the payments to such owner pursuant to Section 12(a), Section 12(b) and Section 12(c) on the third anniversary of the Closing Date.

(iii)	In the event that Jay Van Buren’s employment or engagement with Buyer is terminated (i) by Buyer for Cause, as defined in the applicable Employment Agreement or Consulting Agreement or (ii) by Jay Van Buren’s without Good Reason, as defined in the applicable Employment Agreement or Consulting Agreement, then Owners shall forfeit the right to receive any of the payments otherwise payable to Owner set forth in Section 12(a), Section 12(b) and Section 12(c) to the extent not vested as of the time of the date of termination of such Jay Van Buren’s employment or engagement with Buyer.

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(iv)	In the event that Jay Van Buren’s employment or engagement with Buyer is terminated (i) by Buyer without Cause, as defined in the applicable Employment Agreement or Consulting Agreement or (ii) by Jay Van Buren’s with Good Reason, as defined in the applicable Employment Agreement or Consulting Agreement, then Owners shall immediately vest in the rights to receive the payments to Owners set forth in Section 12(a), Section 12(b), and Section 12(c).

(v)	In the event that Jay Van Buren dies, then remaining Owners shall continue to vest in the rights to receive the payments set forth in Section 12(a), Section 12(b), and Section 12(c), for as long as the Designated Subsidiary continues to operate as a going concern of the Company.

(vi)	Notwithstanding the above, in the case of a sale of the Buyer, all unvested payments as set forth in Section 12(a), Section 12(b) and Section 12(c), to the extent not already forfeited, shall become fully vested and due.

13.	Employment/Consulting and Officer/Director Positions

Other than as set forth in the respective Employment Agreements and Consulting Agreements, no Owner shall have a right to employment with Buyer or the Designated Subsidiary as an employee or an independent contractor or a right to serve as an officer or director of the Buyer or Designated Subsidiary.

14.	Miscellaneous.

(a)	Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

(b)	Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of New York and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

(c)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(c).

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(d)	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(e)	Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(f)	Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Buyer and Designated Subsidiary may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Buyer and Designated Subsidiary.

(g)	Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email with return receipt requested and received, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Designated Subsidiary’s books and records.

(h)	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)	Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(j)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. The execution and delivery of a facsimile or Other electronic transmission of this agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron Bentovim
Name:	Lyron Bentovim
Title:	President & CEO

Address for Notices:
THE GLIMPSE GROUP, INC.
Attn.: Chief Executive Officer
70 West 40th St, 16th Floor
New York, NY 10018
Email: lyron@theglimpsegroup.com

DESIGNATED SUBSIDIARY:
Early Adopter, LLC

By:	/s/ Lyron Bentovim
Name:	Lyron Bentovim
Title:	President & CEO

Address for Notices:
THE GLIMPSE GROUP, INC.
Attn.: Chief Executive Officer
70 West 40th St, 16th Floor
New York, NY 10018
Email: lyron@theglimpsegroup.com

SELLER:
Early Adopter, LLC (Is this the full legal name?)

By:	/s/ Jay Van Buren
Name:	Jay Van Buren
Title:	Founder and CEO

Address for Notices:
1-50 50th Ave
Apt. 3504
Long Island City, NY 11101

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OWNERS:

Owner 1
By:	/s/ Marjorie Van Buren
Name:	Marjorie Van Buren
Title:	Treasurer

Address for Notices:
3521 Oakley Ave.
Topeka KS, 66614

Owner 2
By:	/s/ Lynn Van Buren
Name:	Lynn Van Buren
Title:

Address for Notices:
3521 Oakley Ave.
Topeka KS, 66614

Owner 3
By:	/s/ Valerie Eakes-Kann
Name:	Valerie Eakes-Kann
Title:	COO

Address for Notices:
304 SW Fillmore Street
Topeka, KS 66606

Owner 4
By:	/s/ Joe Unander
Name:	Joe Unander
Title:	CTO

Address for Notices:
327 Leonard St. Apt. 1
Brooklyn, NY 11211

Owner 5
By:	/s/ Christopher Guaghan
Name:	Christopher Guaghan
Title:	Sr. Producer

Address for Notices:
53 Driggs Avenue, Apartment 1L.
Brooklyn, NY 11222

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Exhibit A

Technology and IP of Seller

ChronoQuest Augmented Reality Timeline

“Birds of a Feather” matching game (jointly owned with Howard Ola-Reiken)

Specific Art Gallery CMS

Opening Art Gallery CMS

Which of these are part of EA’s Business?

Website? Domains?

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Exhibit B

Form of Bill Of Sale

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Exhibit C

Form of Employment Agreement

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Exhibit D

Form of Consulting Agreement

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Appendix I

Business Assets

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Appendix II

Owners Table

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